NOVATION AGREEMENT

THIS NOVATION AGREEMENT (this “Agreement”), dated as the Effective Time (as defined herein), by and among American Century Investment Services, Inc., the distributor (“Distributor”) of the American Century family of mutual funds (the “funds”), American Century Services, LLC, the transfer agent (“Transfer Agent”) of the Funds, and Kansas City Life Insurance Company (“Company”).

RECITALS

WHEREAS, Distributor, Transfer Agent and Company are parties to a certain Dealer/Agency Agreement, Services Agreement, or other agreement with respect to the Funds as listed on Exhibit A (such agreement, together with all exhibits, schedules, amendments, modifications, restatements, or other supplements thereto, and any other documents executed or delivered in connection therewith, the “Original Agreement”);

WHEREAS, according to its terms an as required by the Investment Company Act of 1940, as amended (the “Act”), the Original Agreement was automatically terminated on February 16, 2010 (“Termination Date”) as a result of a deemed assignment of the Original Agreement by the Distributor.

WHEREAS, Distributor, Transfer Agent and Company all wish to enter into a new agreement on the same terms as the Original Agreement, effective as of the Termination Date; and

WHEREAS, the parties intent that this Agreement act as a novation, pursuant to which (i) the Original Agreement between the parties was terminated on and as of the Effective Time (as defined below) on the Termination Date and (ii) a new agreement will be formed by and between the parties, on precisely the same terms as the Original Agreement.

NOW, THERFORE, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), and intending to be legally bound, the parties agree as follows:

(1)
At 12:00 a.m. Eastern Time on the Termination Date (the “Effective Time”) a new agreement shall be deemed to have been formed by and between Distributor, Transfer Agent and Company on the same terms as the Original Agreement.

(2)
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Once each party to this Agreement has executed a copy of this Agreement, this Agreement shall be considered fully executed and effective, notwithstanding that ll parties have not executed the same copy.

IN WITNESS WHREOF, the parties herto have caused this Agreement to be executed as of the Effective Time.

Kansas City Life Insurance Company

By:           /s/ William A. Schalekamp

Name:           William A. Schalekamp

Title:           Senior Vice President

Date:           February 26, 2010

AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:           /s/ Cindy A. Johnson

Name:           Cindy A. Johnson

Title:           Vice President, National Accounts

Date:           February 23, 2010

AMERICAN CENTURY SERVICES, LLC

By:           /s/ Janet A. Nash

Name:           Janet A. Nash

Title:           Vice President, Associate General Counsel

Date:           February 23, 2010

EXHIBIT A

ORIGINAL AGREEMENTS

Fund Participation Agreement dated 5/1/1995